As filed with the Securities and Exchange Commission on October 19, 2004
                                             Registration Number:


                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  FORM SB-2

                           REGISTRATION STATEMENT
                                 UNDER THE
                           SECURITIES ACT OF 1933



                           The Kingsley Coach, Inc.
                 --------------------------------------------
                (Name of Small Business Issuer in its Charter)


           Delaware                 3716                   23-3003600
 ---------------------------------------------------------------------------
 (State or other Jurisdiction (Primary Standard           (I.R.S.Employer
  of Incorporation             Industrial Classification   Identification
  or Organization)             Code Number)                No.)


                         RALPH DICKENSON, CHAIRMAN
                          The Kingsley Coach, Inc.
                            25820 7th Street W.
                            Zimmerman, MN 55398
                             (763) 856-3733
 --------------------------------------------------------------------------
 (Address and telephone number of Registrant's principal executive offices, principal place of business, and agent for service of process.)

                     _________________________________

                                  Copy to


                            ROBERT BRANTL, ESQ.
                             322 Fourth Street
                            Brooklyn, NY 11215
                            Attorney for Issuer
                              (718) 768-6045
                     _________________________________

     Approximate Date of Commencement of Public Sale: As soon as practicable after the Registration Statement becomes effective.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                      CALCULATION OF REGISTRATION FEE

                                        Proposed     Proposed
Title of Each                           Maximum      Maximum
Class of                Amount          Offering     Aggregate    Amount of
Securities To           to be           Price per    Offering     Registration
Be Registered           Registered      Share (2)    Price (2)    Fee
------------------------------------------------------------------------------
Common Stock,
 $.00001 par value      10,233,285 (1)   $0.155      $1,586,160    $200.97
                                                                   -------
                                                      Total Fee:   $200.97
                                                                   =======


(1) The amount registered is the sum of (a) 6,099,999 shares that represent 150% of 4,066,666 shares issuable upon conversion of two 8% Convertible Notes due July 21, 2006, (b) 1,830,000 shares that represent 150% of 1,220,000 shares issuable upon exercise of two Common Stock Purchase Warrants dated July 21, 2004, (c) 245,901 shares issuable upon the conversion of the outstanding 10% Convertible Debentures, (d) 1,250,000 shares issuable upon the occurrence of certain contingencies identified in a 10% Convertible Debenture, (e) 415,385 shares issued to PSK Investment Group Inc., Garron Y. Frantzen and Robert C. Groves, and (f) 392,000 shares issuable upon the conversion of the 8% Convertible Note due November 7, 2004.

(2) The proposed offering price is estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c), the registration fee is based on $.155, the closing price of the Common Stock reported on the OTC Bulletin Board on October 15, 2004

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                         THE KINGSLEY COACH, INC.

                              Common Stock
                            6,339,952 Shares

     Seven shareholders of The Kingsley Coach, Inc. are offering shares of Kingsley Coach common stock to the public by means of this prospectus.

     Kingsley Coach's common stock is quoted on the OTC Bulletin Board under the trading symbol "KNGS.OB."

     The seven shareholders intend to sell the shares into the public market from time to time. The shareholders will negotiate with the market makers for Kingsley Coach common stock to determine the prices for each sale. They expect each sale price to be near to the market price at the time of the sale.



     PURCHASE OF KINGSLEY COACH COMMON STOCK INVOLVES SUBSTANTIAL RISK. PLEASE SEE "RISK FACTORS," WHICH BEGINS ON PAGE 4 OF THIS PROSPECTUS.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

             The date of this prospectus is October    , 2004

                             TABLE OF CONTENTS


PROSPECTUS SUMMARY . . . . . . . . . . . . . . . . . . . . . .-3-
     Summary Financial Information . . . . . . . . . . . . . .-3-

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . .-4-

YOU SHOULD NOT RELY ON
FORWARD LOOKING STATEMENTS . . . . . . . . . . . . . . . . . .-7-

DIVIDEND POLICY. . . . . . . . . . . . . . . . . . . . . . . .-7-

CAPITALIZATION . . . . . . . . . . . . . . . . . . . . . . . .-8-
     Market for the Common Stock . . . . . . . . . . . . . . -10-

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS. . . . . . . . -10-

BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . . -14-

MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . -20-
     Executive Compensation. . . . . . . . . . . . . . . . . -21-
     Other Transactions Between Kingsley Coach and its
      Management                                             -22-
     Limitation of Liability and Indemnification . . . . . . -22-

PRINCIPAL SHAREHOLDERS . . . . . . . . . . . . . . . . . . . -23-

SELLING SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . -25-
     Plan of Distribution. . . . . . . . . . . . . . . . . . -27-

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . -29-

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . -29-

ADDITIONAL INFORMATION . . . . . . . . . . . . . . . . . . . -29-

INDEX TO FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . -30-

                            PROSPECTUS SUMMARY

                         The Kingsley Coach, Inc.

     The Kingsley Coach, Inc. is engaged in the business of manufacturing motorhomes, medical transport vehicles and emergency response vehicles, all under the tradename "Kingsley Coach." Although available for a broad variety of uses, each Kingsley Coach is, in essence, an upscale vehicle body (be it an R.V. body or a speciality body) mounted onto a stretched, heavy-duty truck chassis. The end product provides the comfort of a well-appointed recre ational vehicle with the driving power and safety of a freight-hauling truck.

     We have been manufacturing Kingsley Coaches for use as recreational vehicles since 1996. We consider our recreational vehicles to be the logical extension into the vacation market of the concept behind the sports utility vehicle. So we focus our marketing on the "Baby Boomer" generation as they near retirement age. During the past two years we have entered the market for mobile medical vehicles and the market for emergency response vehicles. We identified these as markets that demand a vehicle combining power and stability, such as the Kingsley Coach.

     The executive offices of Kingsley Coach are located at 25820 7th Street W., Zimmerman, Minnesota. Our telephone number is 763-856-3733.

The Selling Shareholders

     Seven shareholders are using this prospectus to sell shares of Kingsley Coach common stock to the public. Five of them acquired the shares by investing in a debt or equity instrument issued by Kingsley Coach. Two acquired the shares in satisfaction of debts owed to them by Kingsley Coach.

Outstanding Shares

     Kingsley Coach has issued two classes of stock: its common stock and its Class B Common Stock. On the date of this prospectus there were 32,199,072 shares of common stock outstanding and 1,000,000 shares of Class B Common Stock outstanding. The Class B Common Stock is identical to the common stock, except that each share is entitled to twenty votes at any meeting of share holders.

Summary Financial Information

     We have derived the information in this table from the financial statements that are at the end of this prospectus.


                                  Year Ended         Year ended
Statement of Operations            6/30/04             6/30/03
                                  -----------       ------------

Sales                             $ 3,606,392       $ 3,768,619
Cost of Sales                       2,756,545         3,175,665
                                    ---------         ---------
Gross Margin                          849,847           592,954

G & A Expense                       1,531,607         1,524,502
                                    ---------         ---------
Net (Loss) from Operations           (681,760)         (931,548)

Other Income/(Expense)                (46,778)          (54,178)
                                    ---------         ---------
Net (Loss)                           (728,538)         (985,726)
                                    =========         =========

Net (Loss) Per Share              $     (0.04)      $     (0.06)
                                    =========         =========

Weighted Average Number
 of Shares Outstanding             20,176,181        16,853,822


Balance Sheet Data                 At 6/30/04
                                  ------------
Working Capital/(Deficit)         $(1,222,927)
Total Assets                        1,872,650
Shareholders' (Deficit)              (855,070)

                               RISK FACTORS

     You should carefully consider the risks described below before buying our common stock. If any of the risks described below actually occurs, that event could cause the trading price of our common stock to decline, and you could lose all or part of your investment.

     KINGSLEY COACH WILL NOT BE ABLE TO FULLY IMPLEMENT ITS BUSINESS PLAN WITHOUT ADDITIONAL FUNDS.

     The business plan developed by our management contemplates a significant expansion of our rate of production. We will require additional capital in order to fully implement that business plan. Those funds, if acquired, would be used primarily to fund an increase in work-in-process and an inventory of finished vehicles. Lacking those funds, we now commence manufacturing a vehicle only after we have received a purchase order for it. This means we deliver vehicles many months after they are ordered. This condition limits our sales, as potential customers often opt to purchase a competitor's vehicle, which can be delivered from the competitor's inventory within days after the customer places the purchase order. In order to achieve satisfactory growth, therefore, we will require additional capital.


     KINGSLEY COACH MAY BE UNABLE TO OBTAIN THE FUNDS WE NEED TO CARRY OUT OUR BUSINESS PLAN.

     Our management has been engaged for several years in seeking the funds we require in order to carry out our business plan. They have been partially successful during 2004, as we acquired over $1 million in new investment. Our efforts to develop sources of equity or debt financing continue. But we do not know if we will be able to obtain the funds we need. If we do not obtain those funds, we will not be able to expand our operations at the rate we desire.

     THERE ARE COMPANIES INVOLVED IN THE MANUFACTURE OF RECREATIONAL VEHICLES WHO COULD DESTROY OUR MARKET IF THEY CHOSE TO COMPETE AGAINST US WITH A SIMILAR PRODUCT.

     The recreational vehicle industry is dominated by a small number of major companies. Five manufacturers currently account for over two-thirds of recreational vehicle sales in the United States. These manufacturers are very well capitalized. If any one of them decided to introduce a recreational vehicle similar in concept and design to the Kingsley Coach, it would be very difficult for us to compete effectively.

     WE HAVE LIMITED EXPERIENCE IN THE MARKET FOR MOBILE MEDICAL VEHICLES AND THE MARKET FOR EMERGENCY RESPONSE VEHICLES.

     To date we have sold only six mobile medical vehicles and have received only one order for an emergency response vehicles. Until we have more experience marketing those vehicles, we cannot safely predict whether we will be successful in competing in those markets. If we fail to achieve success in those markets, our growth will be limited.

     A PROBLEM WITH OUR MATERIALS PRODUCERS COULD SERIOUSLY DELAY PRODUCTION OF OUR PRODUCTS.

     Currently, Thor of America produces most of the RV bodies for our vehicles. Our relationship with Thor of America is now "at-will." In addition, we owe Thor of America a large sum of money, and we do not have a written agreement as to when those funds must be repaid. If Thor ceased to manufacture the bodies we need, our own production of vehicles would likely be delayed, which would have an adverse effect on our sales.

     A DOWNTURN IN THE U.S. ECONOMY WOULD BE LIKELY TO REDUCE DEMAND FOR OUR PRODUCTS.

      The Kingsley Coach is a luxury vehicle, generally costing over $200,000 each. If the recent recession in the United States' economy were renewed, it would be likely to result in a reduced demand for luxury items, which could adversely affect our company's sales.

     OUR BUSINESS DEVELOPMENT COULD BE HINDERED IF WE LOST THE SERVICES OF OUR CHIEF EXECUTIVE OFFICER.

     Ralph Dickenson is the only executive officer of Kingsley Coach who is engaged full-time in the company's business. Mr. Dickenson is responsible for strategizing not only our product development but also the means of financing it. If Mr. Dickenson were to leave Kingsley Coach or become unable to fulfill his responsibilities, the likely effect would be a delay in the development of Kingsley Coach until a suitable replacement for Mr. Dickenson could be retained.

     KINGSLEY COACH IS NOT LIKELY TO HOLD ANNUAL SHAREHOLDER MEETINGS IN THE NEXT FEW YEARS.

     Since it became a public company in 1999, Kingsley Coach has never held an annual or a special meeting of shareholders. The Board of Directors of Kingsley Coach consists of either the same individuals who served in 1999 or persons nominated by them. Management does not expect to hold annual meetings of shareholders in the next few years, due to the expense involved.

     MEMBERS OF MANAGEMENT CONTROL A MAJORITY OF THE SHAREHOLDERS' VOTING
POWER.

     There are currently 32,199,072 shares of common stock outstanding, each of which is entitled to one vote at any shareholders meeting. There are also 1,000,000 shares of Class B Common Stock outstanding, each of which is entitled to 20 votes at any meeting of the shareholders. 7,356,694 of the common shares are owned by members of management or their families. All of the Class B Common Stock is owned by a corporation that is owned by members of management. Therefore, at any shareholders meeting or if shareholder consents are collected in lieu of a shareholders meeting, members of management and their families control 27,356,694 of the 52,199,072 votes that can be cast - i.e. 52%. Current management, therefore, can prevent the remaining shareholders from replacing any of the members of the Board of Directors or adding members to the Board of Directors.

     THE VOLATILITY OF THE MARKET FOR KINGSLEY COACH COMMON STOCK MAY PREVENT A SHAREHOLDER FROM OBTAINING A FAIR PRICE FOR HIS SHARES.

     The common stock of Kingsley Coach is quoted on the OTC Bulletin Board. Trading volume is usually relatively small, and prices vary dramatically from time to time. It is impossible to say that the market price on any given day reflects the fair value of Kingsley Coach, since the price sometimes moves up or down by 50% in a week's time. A shareholder in Kingsley Coach who wants to sell his shares, therefore, runs the risk that at the time he wants to sell, the market price may be much less than the price he would consider to be fair.


     SHARES ISSUABLE ON ACCELERATION OF A 10% CONVERTIBLE DEBENTURE COULD REDUCT THE MARKET PRICE OF THE COMMON STOCK.

     Kingsley Coach has issued a 10% Convertible Debenture in the principal amount of $50,000. The principal amount of the Debenture is payable on September 30, 2006. However, if the closing bid price of the common stock is $.08 or less for five consecutive trading days, the holder of the Debenture may accelerate the payment date of the Debenture. In that event, Kingsley Coach would be required to either pay the principal amount of the Debenture and all accrued interest within two business days or issue 1,250,000 shares of common stock to the holder. During the next thirty trading days the holder would be required to liquidate those shares, and the proceeds would be an offset to Kingsley Coach's liability under the Debenture. The liquidation of those shares would be likely to reduce the market price of the common stock.

     THE RESALE OF SHARES ACQUIRED BY LONGVIEW FUND, LP FROM KINGSLEY COACH MAY REDUCE THE MARKET PRICE OF KINGSLEY COACH SHARES.

     Longview Fund, LP holds a $600,000 note which it may convert into common stock at $.15 per share and holds a warrant to purchase 1,200,000 shares at $.20 per share. We expect that the Fund will convert the note and exercise the warrant at a time when the market price of our common stock exceeds the conversion price or exercise price, as applicable. We also expect that the Fund will promptly resell into the public market any shares it acquires in this manner. Those resales may reduce the market price of Kingsley Coach common stock.

     ISSUANCE OF COMMON STOCK AND EQUIVALENTS BY KINGSLEY COACH MAY DILUTE THE VALUE OF OUTSTANDING SHARES AND REDUCE THE MARKET PRICE OF OUR COMMON STOCK.

     Throughout the past four years, Kingsley Coach has engaged in the practice of compensating our officers, directors, professional advisers and others by issuing common stock or options to them. During 2004, for example, we issued 2,600,000 common shares to two consultants, and issued 1,980,000 common shares to twenty of our employees. We expect to continue these practices, at least until we have sufficient capital resources that we can afford to pay cash for all of these services. In addition, we hope to sell equity shares in order to obtain the funds necessary to accomplish our business plan. Any or all of these transactions could have the effect of diluting the value of our outstanding shares. In addition, the market for our shares may be adversely affected by the issuance of additional shares.


                         YOU SHOULD NOT RELY ON
                       FORWARD LOOKING STATEMENTS

     This prospectus contains a number of forward-looking statements regarding our future prospects. Among the forward-looking statements are descriptions of our plans to return our company to profitability, which include plans to expand our involvement in the market for mobile medical vehicles, and to enter into the market for emergency response vehicles. These forward-looking statements are a true statement of our present intentions, but are neither predictions of the future nor assurances that any of our intentions will be fulfilled. Many factors beyond our control could act to thwart Kingsley Coach in its efforts to develop and market its products, including factors discussed in "Risk Factors" as well as factors we have not
foreseen.   In addition, changing circumstances may cause us to determine that a change in plans will be in the best interests of Kingsley Coach.


                               DIVIDEND POLICY

     We have never declared or paid any dividends on our common stock. We expect to retain future earnings, if any, for use in the operation and expansion of our business, and do not anticipate paying any cash dividends in the foreseeable future.

                               CAPITALIZATION

     Our authorized capital stock consists of 100,000,000 shares of common stock, 1,000,000 shares of Class B Common Stock, and 5,000,000 shares of
preferred stock.   There are 32,199,072 shares of our common stock
outstanding, 1,000,000 shares of Class B Common Stock outstanding, and no shares of preferred stock outstanding.

     Common Stock

     As a holder of our common stock, you will be entitled to one vote for each share in the election of directors and in all other matters to be voted on by the shareholders. There is no cumulative voting in the election of directors. Our by-laws require that only a majority of the issued and outstanding shares of common stock must be represented to constitute a quorum and to transact business at a shareholders meeting.

     You will be entitled to receive dividends if the Board of Directors declares dividends. In the event that Kingsley Coach is liquidated or dissolved, you will receive a distribution, on a per share basis, of any assets remaining after payment of all liabilities and any preferential payments that must be made to preferred shareholders, if any. You will have no preemptive or conversion rights and you will not be subject to any calls or assessments. There are no redemption or sinking fund provisions applicable to the common stock. The common stock was validly issued, fully paid and nonassessable.

     Class B Common Stock

     The rights and limitations of our Class B Common Stock are identical to the rights and limitations of our common stock, with two exceptions: each share of Class B Common Stock is entitled to twenty votes at any meeting of shareholders, and each share of Class B Common Stock can be converted into a share of common stock at the option of the holder. All of the outstanding Class B Common Stock is owned by DRK, Inc., which is owned by two members of our Board of Directors. By agreement with Kingsley Coach, DRK, Inc. may not transfer the Class B Common Stock without the consent of our Board of Directors.

     Derivative Securities

     There are options, warrants and convertible debt outstanding that could lead to the issuance of additional common stock. The following table identifies these outstanding derivative securities.

                                      Number of Common     Exercise or
     Derivative Security              Shares Issuable      Conversion Price
     ------------------------------------------------------------------------
     8% Convertible Notes due 7/21/06  4,066,666 (1)           $.15  (1)
     Warrants                          1,220,000 (1)           $.20  (1)
     Class B Common Stock              1,000,000                N.A.
     8% Convertible Note due 11/7/04     392,000               $.25
     Incentive Stock Options             300,000               $.95
     10% Convertible Debentures          245,901 (1)           $.244 (1)
                                       ---------
                        Total          7,224,567 (18.3%)

     Common Shares Currently
      Outstanding                     32,199,072 (81.7%)
                                      ----------
                                      39,423,639 (100%)
                                      ==========
__________________________________

(1) The exercise price of the 8% Convertible Notes due 7/21/06, the Warrants, and the 10% Convertible Debentures will be reduced if Kingsley Coach issues common stock or derivatives at a price lower than the conversion or exercise price of the Note, Warrant or Debenture. The number of shares of common stock issuable would increase in the event of such a reduction in the exercise or conversion price.


     8% Convertible Notes due July 21, 2006

     The Longview Fund holds an 8% Convertible Note in the principal amount of $600,000. The attorney for the Longview Fund holds a similar note in the
principal amount of $10,000.   The Fund and its attorney may convert the
principal amount of the Notes into shares of common stock at a conversion price of $.15 (i.e. 4,066,666 shares). The conversion price will be reduced if Kingsley Coach issues any common shares for a price less than $.15 per share.

     Common Stock Purchase Warrants issued July 21, 2004

     The Longview Fund hold a warrant to purchase 1,200,000 shares of common stock at an exercise price of $.20 per share. Its attorney holds a similar warrant to purchase 20,000 shares of common stock. The exercise price will be reduced if Kingsley Coach issues any common shares for a price less than $.20 per share. The warrants expire in July 2009.

     Class B Common Stock

     DRK, Inc. holds 1,000,000 shares of Class B Common Stock issued by the Company. Each share may be converted by the holder into one share of common stock.

     8% Convertible Note due November 7, 2004

     Robert C. Groves holds an 8% Convertible Note that requires Kingsley Coach to pay the holder $98,000 on November 7, 2004. Kingsley Coach must also pay interest monthly at a rate of 8% per annum. The holder of the 8% Convertible Note may convert the principal amount of the Note into common stock at any time at a conversion rate of $.25 per share.

     10% Convertible Debentures

     Blaise Wolfrum and Doug Thompson hold 10% Convertible Debentures in the aggregate principal amount of $60,000 that are due on September 30, 2006.
They pays interest at 10% per annum quarterly. The holders of the Debentures may convert the principal amount of the Debentures into common stock at any time at a conversion rate of $.244 per share. Kingsley Coach may force conversion at that rate if the closing bid price of its common stock equals or exceeds $.594 for five consecutive trading days. The conversion rate (and the trigger for forced conversion) will be reduced if Kingsley Coach issues any equity instruments for a consideration valued at less than $.244 per share of common stock.

     The Debenture held by Dr. Wolfrum has a special anti-dilution provision. If the closing bid price of the common stock is $.08 or less for five consecutive trading days, the holder of that Debenture may accelerate the payment date of the Debenture. In that event, Kingsley Coach would be required to either pay the principal amount of the Debenture ($50,000) and all accrued interest within two business days or issue 1,250,000 shares of common stock to the holder. During the next thirty trading days the holder would be required to liquidate those shares, and the proceeds would be an offset to Kingsley Coach's liability under the Debenture. The holder would then return to Kingsley Coach any shares remaining after those thirty trading days.

     Market for the Common Stock

     Our common stock is quoted on the OTC Bulletin Board under the symbol "KNGS.OB." Set forth below are the high and low bid prices for each of the last nine fiscal quarters.



                                      Bid
                                 -------------
             Quarter Ending      High      Low
                                 ----     ----

             September 30, 2002  $ .12   $  .06
             December 31, 2002   $ .19   $  .05
             March 31, 2003      $ .20   $  .05
             June 30, 2003       $ .23   $  .05


             September 30, 2003  $ .30   $  .13
             December 31, 2003   $ .19   $  .09
             March 31, 2004      $ .16   $  .09
             June 30, 2004       $ .20   $  .12

             September 30, 2004  $ .21   $  .16


     Our shareholders list contains the names of 474 registered stockholders of record of the Company's Common Stock. Based upon information from nominee holders, the Company believes the number of owners of its Common Stock exceeds 800.

Registrar and Transfer Agent

     The Registrar and Transfer Agent for the common stock is:

                 American Registrar and Transfer Company
                              P.O. Box 1798
                        Salt Lake City, UT 84110


                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
              FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion in conjunction with our Financial Statements and the notes to the Financial Statements, which appear at the end of this prospectus. A summary of the Financial Statements appears in the Prospectus Summary at the beginning of this prospectus.


Results of Operations

     Year Ended June 30, 2004 compared
     to Year Ended June 30, 2003

     Kingsley Coach has experienced several years of losses, primarily due to our inability to fund production at a profitable rate. During the second half of 2004, we obtained approximately $1 million in capital from the sale of our common stock. We committed most of those funds to the purchase of components for the vehicles in our backlog. As a result, in the second half of fiscal 2004 (ending June 30, 2004), we booked $2,507,980 in sales, including $1,402,980 booked in the 4th Quarter. This represented a 128% increase in revenue over the first half of fiscal 2004, and a 57% increase over the second half of fiscal 2003. Since the end of the fiscal 2004 we have received additional capital infusions, and are now operating at a considerably higher production level than during prior years. We expect, therefore, to continue to show growth in sales.

     During fiscal 2004 we realized a total gross margin of $849,847, of which $708,263 was realized in the second half of the year. For the second half of the year our gross margin as a percentage of sales was 28% (32% in the last quarter), compared to 13% gross margin in the first six months of fiscal 2004 and 16% in the realized in fiscal 2003. The increased margin is the result of the economies that are attendant to increased production - i.e fixed costs can be spread over a greater number of production units. We have also recently improved our margins by retaining expert consultants who are assist ing us in implementing production efficiencies at our plant. We expect our margins to continue to be superior to those realized in prior years, although, since we are ramping up production rapidly, we cannot yet accurately predict what our optimal margin will be.



     The improvement in margins in the last six months of fiscal 2004 was aided by a number of situations that have developed over the past two years:

     * In the Fall of 2002 we established a capability of finishing RV bodies at our facility in Middleburg PA. Whereas in the past bodies were delivered to us nearly complete, we now receive them in bare bones condition and complete the outfitting in our own facility. Our cost analysis indicates that this increase in the in-house component of our manufacturing has reduced the per-unit production cost of our vehicles by $16,832.

     * We are now purchasing RV bodies from Thor America at prices substantially lower than in earlier years. In addition, while our plant was located on the Thor America campus, we paid Thor a $5,000 per unit fee. That fee was eliminated when we moved in 2002.

     * The Medical Coaches that we now produce are highly standardized - the customization is limited primarily to matters of appearance and comfort, which are not labor intensive. With each Medical Coach that we produce, our gross margin increases significantly, in direct proportion to our learning curve. In addition, the marketing effort involved is just a fraction of that involved in marketing to the public.

     As a result of the increase in sales and gross margin, we recorded net income of $100,463 during the 4th quarter of fiscal 2004 and a net loss of only ($4,384) for the last six months of fiscal 2004, compared to a net loss of ($724,154) for the first six months of the years. Included in the expenses recorded in the 3rd quarter of fiscal 2004 was a $198,000 expense for stock issued to our employees. We issued the shares to reward those who had remained loyal to our Company during the several years when we did not have the financial ability to operate profitably, and to provide them an incentive for the future. Had we not issued those shares, however, we would have reported net income in the last six months of fiscal 2004 of $193,616.

     Despite the recent infusions of capital, we continue to have negative working capital. This limits our production. As a result, until recently we had no inventory of finished or near-finished products, and were required to build vehicles only to order. In March 2004 we produced a demonstration model of our new Kruiser, which will assist us in marketing the new line. However, our lack of finished goods inventory (a) limits our potential customers to those willing to wait many months for delivery and (b) eliminates our report able revenue if there is any interruption in our production activities (as occurred in fiscal 2002), as we have no sales from inventory that can carry us through a trough in production. This situation does not preclude us from achieving profitability - we had the same lack of inventory in fiscal 2001, and achieved profits in that year. But the situation does put our prospects for profitability at considerable risk. For that reason, we continue to investigate opportunities to acquire additional capital, and as funds become available, we intend to invest in developing an inventory of finished products.

     The recent introduction of our "Kruiser" model to the market represents a step towards a proper inventory situation. The Kruiser is a fully-standard ized unit produced on a very cost-efficient assembly line. We began production and marketing of the Kruiser in January 2004, and have received the first orders. If our marketing program is successful, the Kruiser should make a significant contribution to our return to profitability.

Liquidity and Capital Resources

     Kingsley Coach currently has no bank line of credit or other source of bank financing. For the most part, we rely on the sale of our common stock (or derivatives) to fund our growth. Near the end of December 2002, however, we entered into a new operational and financial arrangement with our principal subcontractor. As part of that arrangement, the vendor loaned us $200,000 interest-free and extended nearly $300,000 in additional credits. The loan is now being satisfied by payment of a $10,000 premium on each subassembly that we purchase from the vendor.

     At June 30, 2004 Kingsley Coach had a working capital deficit of $(1,222,927), an improvement of $713,078 since June 30, 2003. The primary reason for the improvement was our sale of equity during fiscal 2004. In addition, we reached payment terms during the year with our principal credi tor, which resulted in the reclassification of a large payable into long-term debt. That effect was partially offset, however, by the fact that we have a large liability for customer deposits that were received and used in prior periods. The cash that we received on delivery of new vehicles during fiscal 2004 was often not much greater than the cash we expended in producing the vehicle, since the cash profit on the sale is represented by the deposit. So the $497,241 increase in customer deposits that we realized during fiscal 2004 was used to fund current operations, thereby increasing our working capital deficit in that amount. Until we obtain a credit line or other source of short-term financing for production, other than the deposits placed by new customers, it will be difficult for us to remedy our working capital deficit.

     Throughout our history, our cash flow has been a function of growth. Until we completed the development of our Camelot model in fiscal 2000, our operations produced positive cash flow. When we ramped up production in 2000 to prepare for anticipated Camelot sales, our operations generated a cash flow deficit, primarily due to an increase in inventory as well as expenses attributable to increases in personnel and facilities in anticipation of Camelot sales. For the entirety of fiscal 2001, fiscal 2002 and fiscal 2003, however, our operations produced positive cash, as did operations for the first quarter of fiscal 2004. In the last nine months of fiscal 2004 the expense of transferring production operations to Minnesota and outfitting an expanded facility there resulted in negative cash flow. In the fourth quarter in particular, the ramp-up in production resulted in negative cash flow of $552,402. Our cash flow, therefore, provided we sustain a minimum level of operations, is essentially a function of how aggressively we grow.

     In July 2004 Kingsley Coach obtained net proceeds of approximately $575,000 from the sale of a convertible note and a warrant to an investment fund. That event has further stabilized our finances, and permitted increased production. The Company should be able to sustain operations for the indefi nite future with its present resources. When cash is short, however, the only feasible method of sustaining operations is to delay production. This in turn slows growth and damages our marketing abilities. Accordingly, the Company continues to seek sources of financing to enable the Company to fund the growth at a rate determined by market demand.

Off-Balance Sheet Arrangements

     We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition or results of operations.

                                 BUSINESS

     Kingsley Coach is engaged in the business of manufacturing motorhomes, medical transport vehicles and emergency response vehicles, all under the tradename "Kingsley Coach." Although available for a broad variety of uses, each Kingsley Coach has the same sturdy and stable structural design, which characterizes the vehicle as a "Kingsley Coach."

     The Kingsley Coach, in essence, is a vehicle body (be it an R.V. body or a speciality body) mounted onto a stretched truck chassis. We open the back of the cab and weld the body to the open frame, creating a walk-through vehicle with the safety of uni-body construction. In the R.V. industry, the
direct competitors of the Kingsley Coach are the Type A Motorhomes.   But the
construction and features of the Kingsley Coach distinguish it from any motorhome on the road today:

     * The walls are 2 " thick. The floor and the roof are double-rein forced.

     * Up front is a Class 8 truck engine. We currently put a diesel engine producing up to 600 horsepower in each Kingsley Coach. It gets approximately 9.3 miles per gallon, and is rated to haul 85,000 pounds. The average Kingsley Coach weighs less than 38,000 pounds; so you always have power to spare when you want to attack a hill.

     * The combination of heavy-duty construction and high power engine gives you a stable, vibration-free, sway-free ride.

     * A Kingsley Coach can be serviced at almost any truck stop, whereas a conventional motorhome generally needs a motorhome mechanic. In addition, a Kingsley Coach carries reserve tanks that hold up to a full week's supply of power and water, and is equipped with our proprietary gray water system that extends the water supply signifi cantly. So a Kingsley Coach can cover much more ground between RV stops than a conventional motorhome.

     * The Kingsley Coach looks like a truck, but is as user-friendly as a sedan. It features automatic transmission, cruise control, and a rear-view, back-up camera.

     * Our proprietary technology makes the possible uses of a Kingsley Coach almost limitless. For example, our patented loading lift enables you to carry any manner of cargo in the rear compartment - be it motorcycles, snowmobiles, or ATVs.

     Recreational Vehicles

     We have been selling the Kingsley Coach as a recreational vehicle since 1996. Until 2004, however, we custom-made all of our vehicles, sometimes using the customer's own truck. Early in 2004 we introduced our "Kruiser" model, which is a fully-standardized vehicle produced in assembly-line fashion
at our facility in Minnesota.   Because of the standardization, we are able to
purchase components for the Kruiser in bulk, thereby reducing materials cost substantially. In addition, the production of a Kruiser requires approxi mately 25% of the man-hours we devote to manufacturing a customized Camelot model, permitting us far greater flexibility in pricing.

     Our line of recreational vehicles today consists of the following Camelot (custom) models and the Kruiser:

     Camelot Excalibur - 40' Model. This coach, offering 300 square feet of living space fully expanded, is our base model in the Camelot line. It includes all of the features noted above plus a luxury, functionally designed interior, and is designed to compete effectively with the mid-range 40' RV models.

     Camelot SURV - 40' Model. The SURV allows the owner the luxury stan dards of the Excalibur, with the added convenience of a rear utility garage. The rear garage, measuring 17' by 8', offers over 140 square feet of utility space, with a rear-attached metal (roll-up or ramp) door for easy access. A drop-down bed is mounted to the wall, for use when you don't need the storage space. Lift the bed, however, and you have room for your motorcycles, your hot-air balloon, your snowmobiles - even your horses.

     Camelot Merlin - 45' Model.  The Merlin offers a full 360 square feet of
floor space.   It includes all of the features noted above plus a luxurious, functionally designed interior, and is designed to compete effectively with the mid-range 45' RV models.

     Camelot Lancelot - 34' Model. The Lancelot retains the overall luxury characteristic of the Camelot line. It is priced, however, to appeal to customers who desire a customized vehicle, but whose buying decisions are more price-sensitive or who are simply more comfortable in a less-imposing vehicle.

     Kruiser. The Kruiser incorporates all of the power, stability and comfort of our customized Camelot models in a vehicle adapted to assembly-line production. Customers are able to personalize their Kruisers through a choice of four interior designs and an array of paint options. However, because of the efficiencies build into our production of the Kruiser, we are able to offer it as a relatively low-cost vehicle that will appeal to a broad market, but a vehicle that should generate relatively high margins for Kingsley Coach

     Mobile Medical Vehicles

     The same characteristics that make the Kingsley Coach attractive in the vacation market make it suitable for use in a wide variety of specialized applications. The unique stability that allows you to speed down a highway without losing your equilibrium likewise allows you to carry a CAT scanner through a city of potholed streets without losing its calibration. So in the past two years we have established our Medical Coach as a distinct and growing product line.
                                    -15-

     The Kingsley Coach is now marketed as the platform that carries PET (Positron Emission Tomography) scanners manufactured by CPS Innovations and distributed by Hitachi Medical Systems America. To date we have delivered several of these units, each to a physician who uses the vehicle to provide scanning services at multiple locations. The demand for this product alone appears to be sufficient that it could fill our production capacity for several years. Should we chose to expand, however, we can readily produce a Kingsley Coach that can transport virtually any large mobile medical device, be it a Magnetic Resonance Imaging system, a Cardiac Catheterization lab, or a CT scanner. The ability of the Kingsley Coach to safely carry motion-sensi tive equipment over all types of road conditions makes it an ideal platform for the mobile medical industry.

     Our Medical Coach incorporates many of the luxury features of our RV models: wood paneling, comfort seating in the waiting area, high-end stereo system, etc. The interior is appointed to provide the medical technician and his patients an environment that respects their dignity and reduces the stress of the medical event as much as possible. Behind the interior paneling, however, are walls of lead. And beneath the carpeted floor is an electric harness suited for the $2 million medical system that the coach carries. The entire 54,000 pound vehicle rides on a suspension specially designed to assure that neither highway speed nor city potholes jars the microscopic calibration of the scanner inside.

     Emergency Response Vehicles

     We have recently entered into a third market - emergency response vehicles. As governments throughout our country, in response to 9/11, imple ment upgrades to their emergency response programs, a market ideally suited to the Kingsley Coach is opening up. Vehicles in this market often sell for $600,000 and up, but the up-front capital commitment by the manufacturer is similarly large. For this reason, until we increase our capital resources considerably, our participation in this market will be limited.


     Our first contract for an emergency response vehicle was awarded in June 2004 by the Department of State Police of the State of Maryland. We are now manufacturing for the Department a Kingsley Mobile Command Center, designed to carry multiple communications systems safely into a disaster environment. The unit will incorporate highly sophisticated computers, electronics and state-of-the-art technology, including two 60' masts for satellite communications, permitting the operators of the Mobile Command Center to monitor and manage communications among federal, state and local emergency agencies and person nel. The unit is scheduled for delivery in June 2005. The contract price for the unit is $1,150,000.


     Specialized Applications

     The same characteristics that make the Kingsley Coach attractive in the vacation, mobile medical and emergency response markets make it suitable for use in a wide variety of specialized applications. By way of examples, we have already designed Kingsley Coaches for use by:

     - Sports Teams. Within a single Kingsley Coach, we can provide sleep ing space for 27, as well as room for the athletes to sit and stretch their legs. While this may not provide the pampering that an NBA team may expect, the comfort and luxury of a Kingsley Coach is a significant step up from the traditional bus for a traveling Arena Football team or a college soccer club, without a significant step up in price. To date, we have sold six Kingsley Coaches outfitted for sports teams. We currently have two sports orders in our backlog, including an order by the Bossier-Shreveport Mudbugs of the Central Hockey League. The vehicle we are manufacturing for the Mudbugs sleeps 24, and provides a full range of amenities, including flip-down plasma screen televisions.

     - Snowbirds. Recently we built a Kingsley Coach that combines a passenger compartment with an auto carrier. Our customer intends to market the vehicle as an alternative to the "Autotrain" that Amtrak runs between Washington D.C. and Florida. Up to thirteen passengers will travel in quiet comfort in the Kingsley Coach while their cars (up to six) will be hauled in the rear portion of the vehicle.

     - Equestrian Teams. How do you get the horses to the meet in relative calm? Put them in a powerful, stable Kingsley Coach. The horses and the riders arrive, rested and ready.

     Proprietary Technology

     The quality of our vehicles depends, for the most part, on the know-how accumulated by our staff during many years of experience in vehicle manufac turing. We do, however, incorporate in our vehicles certain patented or proprietary technology that enhances the uniqueness of our Kingsley Coach.

     We have filed a patent application covering the electronic mechanism that enables the garage/storage compartment in the rear of our vehicle to be easily lowered and raised. This represents a significant improvement over the inclined ramps commonly used, as loading at ground level is easier. In addition, the new mechanism permits loading to be accomplished in a smaller area than the ramp, which generally requires clearance in back of the vehicle.

     We also have an exclusive license to use the technology involved in manufacturing our combined passenger vehicle/auto carrier. The owner of that technology has filed a patent application covering some of that technology.

     One of the more important items of proprietary technology that we incorporate into our recreational vehicles is a system through which gray water from the showers, sinks and washer in a recreational vehicle can be used for the toilet function. This system reduces the demand for fresh water in the vehicle, making the storage systems more efficient.

     Production

     The production of a Kingsley Coach is conceptually simple:

     * We contract for a truck chassis, made to order;
     * We obtain a body, made to our specifications;
     * We fabricate a heavy-duty lower section for storage and stability;
     * We buy some miscellaneous off-the-shelf components (generators, tanks, inverters, and the like); and
     * We bolt and weld it all together.

     The bodies for our RVs are manufactured by Thor America, one of Amer ica's leading producers of Rvs. In addition, we have recently begun to use a
second source for RV bodies, and that relationship could be expanded.   With
this combination of sources, we do not expect to experience any difficulty in obtaining the RV bodies we need on schedule.

     The bodies for our Medical Coaches require a specialist in lead fabrica tion to prepare the walls. We have located a number of fabricators capable of performing this service, and have experienced no problem in obtaining these bodies.

     Sales and Marketing

     To date, the Kingsley Coach has been marketed mostly by word of mouth, supplemented by occasional print ads in trucking and RV magazines. A prime component of our promotional program are our appearances at RV shows and upscale sporting events. These appearances are targeted to gain Kingsley Coach brand recognition among financially successful Baby Boomers. Without the capital necessary to ramp up production, however, a more aggressive marketing campaign would be counterproductive. Nevertheless, the feedback we receive from our appearances indicates that there is a substantial market available for our product.

     The Kingsley Coach is sold directly and through a dealer network. To date, we have appointed dealers in Texas and eastern Florida. As our produc tion capabilities become sufficient to service added demand, we will expand our network incrementally until it reaches nationwide.

     No single customer accounted for more than 10% of the Company's sales during the years ended June 30, 2004, 2003 or 2002.

     Backlog

     On October 5, 2004 the Company's backlog was 10 units, representing $3,663,500 in potential sales. On October 5, 2003, the backlog was 11 units ($2,481,000 in potential sales). The increase in the dollar value of backlog reflects our efforts to increase the per unit prices for our vehicles.

     Competition

     The Class A Motorhome segment of the RV industry is dominated by five manufacturers, who account for over 2/3 of annual domestic sales: Fleetwood, Winnebago, Coachman, Monaco, and Thor. These competitors have two major advantages over The Kingsley Coach: name recognition and capital resources. The Kingsley Coach will attempt to compete with these established companies primarily on the basis of the unique advantages of a truck chassis: strength, serviceability, and safety.

     Research and Development

     Until July of 2000, we were still developing our vehicles. Accordingly, research and development until that time represented nearly 30% of sales.
From the 2001 fiscal year through 2003 we were marketing the products previ ously developed. Accordingly, our research and development expense was reduced to $123,400 during the year ended June 30, 2003 and $92,500 during the year ended June 30, 2002. During fiscal 2004, as we developed the Kruiser, our research and development expense increased again to $204,000.

     Employees

     We currently employ 39 individuals on a full-time basis. 7 are employed in administrative positions, 2 in sales and marketing positions, and 30 in production. None of our employees are members of a union. We believe that our relations with our employees are good.

     Properties

     Our executive offices and production facilities are located in a 20,000 square foot facility in Zimmerman, Minnesota. We pay a monthly rental of $3,500. We rent the premises on an at-will month-to-month basis.

     We also lease a 10,000 square foot facility in Middleburg, Pennsylvania, near the Thor America manufacturing plant. The Pennsylvania facility is primarily dedicated to finishing bodies, although we have the capability of completing an entire RV there, if we exceed capacity in Zimmerman.

                                MANAGEMENT

     The officers and directors of the Company are:
                                                            Director
      Name                  Age Position with the Company   Since
     ---------------------------------------------------------------
     Ralph Dickenson       64  Chairman (CEO, CFO)           1998
     Verdo Lancaster       66  Director, Vice President      1998
     Catherine Rimes       43  Director                      1998
     James Whitehead       61  Director                      1998
     George O. R. Carlson  63  Director                      2001



     Directors hold office until the annual meeting of the Company's stock holders and the election and qualification of their successors. Officers hold office, subject to removal at any time by the Board, until the meeting of directors immediately following the annual meeting of stockholders and until their successors are appointed and qualified.

     Ralph Dickenson founded Kingsley Coach in 1996, and has served as its Chairman since that time. Except for the period from March of 2000 until March of 2001, Mr. Dickenson also served as our Chief Executive Officer. Mr. Dickenson is the father of Catherine Rimes, a member of the Board of Directors.

     Verdo Lancaster has been self-employed for the past seven years as a gospel singer. Previously, Mr. Lancaster owned and operated a number of trailer home distributorships in Louisiana.

     Catherine Rimes has been self-employed as a horse rancher since 1998. From 1994 to 1997, Ms. Rimes served as President of Brake Alert, Inc., which was engaged in the business of manufacturing and marketing parts for transpor
tation equipment.    Ms. Rimes is the daughter of Ralph Dickenson, the
Chairman of Kingsley Coach, and the niece of George Carlson, a member of the Board of Directors.

     James Whitehead has for the many years served as co-owner and Manager of Whitehead Business Trucking Co.

     George O.R. Carlson is an engineer, who has been involved in the development of the Kingsley Coach since 1996. Mr. Carlson's services are provided to Kingsley Coach by DRK Inc. pursuant to our Management Services Agreement with DRK. Mr. Carlson is the uncle of Catherine Rimes, a member of our Board of Directors.

     Audit Committee

     The Board of Directors does not have an audit committee financial expert. The Board of Directors has not been able to recruit an audit commit tee financial expert to join the Board of Directors because the Company has only recently achieved a sufficient degree of financial stability to make service on its Board attractive.



     Code of Ethics

     The Company does not have a written code of ethics applicable to its executive officers. The Board of Directors has not adopted a written code of ethics because there are so few members of management.


     Executive Compensation

     The following table sets forth all compensation awarded to, earned by, or paid by the Company to Ralph Dickenson, its Chief Executive Officer, for services rendered in all capacities to the Company during the years ended June
30, 2004, 2003 and 2002.    There were no other executive officers whose total
salary and bonus for the fiscal year ended June 30, 2004 exceeded $100,000.


                                                 Long-Term
                      Compensation              Compensation
                    Year      Salary        Stock Options Granted
 -----------------------------------------------------------------
 Ralph Dickenson    2004      $26,500                -
                    2003      $18,124                -
                    2002      $18,000                -

     Employment Agreements

     All of our employment arrangements with our executives are on an at will basis.

     Equity Grants

     In October of 2000, the Board of Directors issued to each of its members a five year option to purchase 75,000 shares of the Company's common stock. The option is exercisable at an average price of $.95 per share. The market price on the date of grant was $.56.

     The following tables set forth certain information regarding the stock options acquired by the Company's Chief Executive Officer during the year ended June 30, 2004 and those options held by him on June 30, 2004.

                   Option Grants in the Last Fiscal Year

                          Percent                                 Potential
                          of total                             realizable value
            Number of     options                                at assumed
            securities    granted to                           annual rates of
            underlying    employees       Exercise             appreciation of
            option        in fiscal       Price     Expiration   option term
Name        granted       year           ($/share)  Date        5%     10%
-------------------------------------------------------------------------------
R. Dickenson     0        N.A.             N.A.     N.A.        0       0

                  Aggregated Fiscal Year-End Option Values

               Number of securities underlying      Value of unexercised
               unexercised options at fiscal        in-the-money
               unexercised options at fiscal        options at fiscal
               year-end (#) (All exercisable)       year-end ($)
Name
---------------------------------------------------------------------------
Ralph Dickenson         75,000                            0



Other Transactions Between Kingsley Coach and its Management

     In the Spring of 2002, Jeannie Michels, an employee of the Company, loaned $235,000 to the Company to use for working capital. The Company agreed to pay $7,000 per month to satisfy the loan, including interest at 5.25%. The balance at June 30, 2004 was $107,331.

Limitation of Liability and Indemnification

     Our bylaws, as well as Delaware corporation law, provides that our directors and officers may be indemnified by us, at the discretion of our Board of Directors, against liabilities arising from their service as directors and officers. Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provision or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.



                           PRINCIPAL SHAREHOLDERS

     The following table sets forth information known to us with respect to the beneficial ownership of our voting stock as of the date of this prospectus by the following:

     * each shareholder known by us to own beneficially more than 5% of either class of our voting stock;

     *  Ralph Dickenson;

     *  each of our directors; and

     *  all directors and executive officers as a group.

     There are 32,199,072 shares of our common stock outstanding on the date of this report. There are also 1,000,000 shares of our Class B Common Stock outstanding, each of which is entitled to 20 votes at any meeting of share holders. Except as otherwise indicated, we believe that the beneficial owners of the voting stock listed below have sole voting power and investment power with respect to their shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.

     In computing the number of shares beneficially owned by a person and the percent ownership of that person, we include shares of voting stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days. We do not, however, include these "issu able" shares in the outstanding shares when we compute the percent ownership of any other person.

                       Amount of                   Percent of       Aggregate
Name and Address of    Beneficial Ownership          Class          Percent of
Beneficial Owner (1)   Common   Class B Common   Common   Class B   Voting Power
--------------------------------------------------------------------------------
Ralph Dickenson        75,000(2)          -          0.2%   -            0.1%
Verdo Lancaster     1,497,250(2)          -          4.6%   -            2.9%
Catherine Dickenson   812,949(2)  1,000,000(3)              2.5%       100.0%
                                                           39.9%
James Whitehead       138,995(2)                     0.4%   -            0.3%
George Carlson        720,449     1,000,000(3)       2.2% 100.0%        40.0%

All officers and
 directors as a
 group (5 persons)  2,656,694     1,000,000(3)       8.2% 100.0%        43.4%

Matco, Incorporated 5,000,000             -         15.5%   -            9.6%
4602 230th Court, NW
St. Francis, MN 55070

Longview Fund       3,573,699(4)          -          9.9%   -            6.4%
600 Montgomery St.
San Francisco, CA 94111

John Merkent        2,927,775             -          9.1%   -            5.6%
281 Smith Road
Shirley, NY 11967

Christine Little    2,000,000             -          6.2%   -            3.8%
281 Smith Road
Shirley, NY 11967

Christopher Benz    1,770,000             -          5.5%   -            3.4%
29 Beacon Hill Drive
Chester, NJ 07930

John A. Thompson    1,700,000(5)          -          5.3%   -            3.3%
217 John Mowry Road
Smithfield, RI 02917

DRK, Inc.             587,949     1,000,000          1.8% 100.0%        39.4%
3118 162nd Lane
Andover, MN 55304
______________________________


(1) The address of each shareholder, unless otherwise noted, is c/o The Kingsley Coach, Inc., 25820 7th St. W, Zimmerman, MN 55398.
(2) DRK, Inc. is a Minnesota corporation. Catherine Dickenson and George Carlson each own 50% of the outstanding shares of DRK, and are thus deemed to be the beneficial owners of DRK's shares.
(3)  Includes presently-exercisable option to purchase 75,000 shares.
(4) Represents 3,573,699 shares issuable upon conversion of a Convertible Note and 0 shares issuable upon exercise of a Warrant held by the Longview Fund. Conversion and exercise are limited by the terms of those instruments to 9.99% of the Company's outstanding shares. Without application of that limit, 4,000,000 shares would be issuable upon conversion of the Convertible Note and 1,200,000 shares would be issuable upon exercise of the Warrant.
(5)  Includes 200,000 shares held by Mr. Thompson jointly with his spouse.

Equity Compensation Plan Information

     The information set forth in the table below regarding equity compensa tion plans (which include individual compensation arrangements) was determined as of June 30, 2004.



                           Number of                             Number
                           securities                            of securities
                           to be issued       Weighted           remaining
                           upon exercise      average            available for
                           of outstanding     exercise price     future issuance
                           options,           of outstanding     under equity
                           warrants and       options, warrants  compensation
                           rights             and rights         plans
-------------------------------------------------------------------------------
Equity compensation plans
 approved by security
 holders..........                  0                --                  0

Equity compensation plans
not approved by security
holders*..........                  0                --            347,000
                            ----------------------------------------------
Total..............                 0                --            347,000
                            ==============================================

* Our Board of Directors has adopted two equity compensation plans without shareholder approval under which shares remain available for issuance. The 2003 Equity Incentive Plan, under which 250,000 shares remain available for issuance, permits the Board to award to employees, directors or consultants (other than consultants whose services to Kingsley Coach are related to capital-raising transactions) stock, restricted stock, stock options or performance shares. The 2003 Key Personnel Stock Grant Plan, under which 97,000 shares remain available for issuance, permits the Board to grant shares of common stock to employees, directors or consultants.

                            SELLING SHAREHOLDERS

     The table below lists the selling shareholders and other information regarding the beneficial ownership of our common stock by each of the selling shareholders. None of the selling shareholders owns any of our shares other than the shares they are offering by means of this prospectus. As each selling shareholder acquires and/or resells shares of common stock, we will file prospectus supplements as necessary to update the number of shares of common stock that each selling shareholder intends to sell, reflecting prior resales.

                           Shares Owned Prior
Name                       To the Offering          Shares Offered
------------------------------------------------------------------------
Longview Fund LP             5,200,000 (1)             5,200,000
Barbara Mittman                 86,666 (1)                86,666
Dr. Blaise Wolfrum             204,918 (2)               204,918
Doug Thompson                   40,983 (2)                40,983
PSK Investment Group Inc.      115,385 (3)               115,385
Garron Y. Frantzen             200,000                   200,000
Robert C. Groves               492,000 (4)               492,000
_____________________________

(1) These are shares of common stock that may be obtained by Longview Fund LP or Barbara Mittman, either by conversion of the 8% Convertible Notes held by them (convertible at $.15 per share) or by exercising Warrants held by them (exercisable at $.20 per share). .
(2) These are the shares of common stock that may be obtained by Messrs. Wolfrum and Thompson if the principal amount of their 10% Convertible Debentures is converted into common stock (convertible at $.244 per share). They may convert their Debentures at any time, and the Debentures will automatically convert if the market price of Kingsley Coach common stock exceeds $.594 for five days.
(3) These shares were issued as prepayment of interest on the 10% Promissory Note purchased by PSK Investment Group Inc.
(4) Kingsley Coach issued 100,000 shares to Mr. Groves in partial satisfaction of a debt. Other shares shown in this table were acquired by Mr. Groves upon conversion of the 8% Convertible Note (convertible at $.25 per share) that was issued by Kingsley Coach to Mr. Groves to complete the satisfaction of the debt.

     We are registering the shares for resale by the selling shareholders in accordance with registration rights granted to the selling shareholders in our subscription agreements with them. We will pay the registration and filing fees, printing expenses, listing fees, blue sky fees, if any, and fees and disbursements of our counsel in connection with this offering. The selling shareholders will pay the fees and disbursements of their own counsel, as well as any underwriting discounts, selling commissions, and similar expenses relating to the sale of the shares.

Relationships with Kingsley Coach

     None of the Selling Shareholders has any relationship with Kingsley Coach other than as an investor, except as follows:

     Longview Fund LP in July 2004 purchased from Kingsley Coach an 8% Convertible Note due July 21, 2006 in the principal amount of $600,000 and a five year Warrant to purchase 1,200,000 common shares at $.20 per share. The purchase price was $600,000. The subscription agreement provided that Kingsley Coach would pay from the proceeds $20,000 to an entity designated by Longview Fund LP for services in performing due diligence in connection with the transaction, and would issue to counsel for Longview Fund LP the securities owned by Barbara Mittman, as described below. The subscription agreement further provided that until July 2005 Longview Fund LP will have a right of first refusal to purchase any securities offered by Kingsley Coach other than in connection with a corporate reorganization.

     Barbara Mittman is a partner in Grushko & Mittman, P.C., the law firm that represented Longview Fund LP in connection with its acquisition of a Note and Warrant from Kingsley Coach in July 2004. Pursuant to the subscription agreement between Kingsley Coach and Longview Fund LP, Kingsley Coach issued to Barbara Mittman an 8% Convertible Note due July 21, 2006 in the principal amount of $10,000 and a five year Warrant to purchase 20,000 common shares at $.20 per share.

     Garron Y. Frantzen entered into a Settlement Agreement with Kingsley Coach and Ralph Dickenson in November 2003. The claim settled in the agreement arose because in 1998 Mr. Frantzen placed a deposit of $100,000 for the purchase of a Kingsley Coach. When Mr. Frantzen demanded repayment of his deposit, Ralph Dickenson personally gave Mr. Frantzen a promissory note in the amount of $100,000. The Settlement Agreement provided that Mr. Frantzen would release that liability in exchange for 200,000 shares of Kingsley Coach common stock. Pursuant to the agreement, the 200,000 shares have been included in this prospectus. In the event that Mr. Frantzen does not realize at least $109,711 from the sale of the shares prior to December 1, 2004, Kingsley Coach and/or Mr. Dickenson will pay him the shortfall. The Settlement Agreement also provides that Mr. Frantzen may, at his option, obtain shares of common stock in lieu of cash for the shortfall at a rate of $.25 per share.

     Robert C. Groves has provided marketing services for Kingsley Coach at times in the past, and was entitled to a commission in an undetermined amount. Mr. Groves had also given Kingsley Coach a deposit for the purchase of a Kingsley Coach, which was subsequently cancelled. In November 2003 these two obligations were settled by an agreement that required Kingsley Coach to issue 100,000 shares of common stock to Mr. Groves and an 8% Convertible Note in the principal amount of $98,000.

Plan of Distribution

     The selling shareholders may sell shares from time to time in public transactions, on or off the OTC Bulletin Board, or in private transactions, at prevailing market prices or at privately negotiated prices, including, but not limited to, one or more of the following types of transactions:

     * ordinary brokers' transactions;
     * transactions involving cross or block trades
     * purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus;
     * "at the market" to or through market makers or into an existing market for our common stock;
     * in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;
     * through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise);
     * in privately negotiated transactions; or
     * to cover short sales.

     In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate in the resales. The selling shareholders may enter into hedging transactions with broker-dealers, and in connection with those transactions, broker-dealers may engage in short sales of the shares. The selling shareholders may also sell shares short and deliver the shares to close out the short position. The selling shareholders may also enter into option or other transactions with broker-dealers that require the delivery to the broker-dealers of the shares, which the broker-dealer may resell using this prospectus. The selling shareholders may also pledge the shares to a broker-dealer and, upon a default, the broker or dealer may effect sales of the pledged shares using this prospectus.

     Brokers, dealers or agents may receive compensation in the form of commissions, discounts, or concessions from selling shareholders in amounts to be negotiated in connection with the sale. The selling shareholders and any participating brokers or dealers will be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any such commission, discount or concession may be deemed to be underwriting compensation.

     Information as to whether underwriters whom the selling shareholders may select, or any broker-dealer, is acting as principal or agent for the selling shareholders, the compensation to be received by underwriters that the selling shareholders may select or by any broker or dealer acting as principal or agent for the selling shareholders, and the compensation to be paid to other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including a prospectus supplement, if any, to any person who purchases any of the shares from or through such broker or dealer.

     We have advised the selling shareholders that, during any time when they are engaged in a distribution of the shares, they are required to comply with Regulation M promulgated under the Securities Exchange Act. With certain exceptions, Regulation M precludes any selling shareholder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing or attempting to induce any person to bid for or purchase any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

     We will not receive any of the proceeds from the selling shareholders' sale of their common stock.

                               LEGAL MATTERS

     The validity of the common stock which the seven shareholders are selling by means of this prospectus has been passed upon by our counsel, Robert Brantl, Esq., 322 Fourth Street, Brooklyn, New York 11215. Mr. Brantl owns 170,000 shares of our common stock, which he received in compensation for prior services.


                                  EXPERTS

     The financial statements included in this prospectus and in the registration statement have been audited by Mantyla McReynolds, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere in this prospectus and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                          ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, including exhibits and schedules, under the Securities Act with respect to the shares to be sold in the offering. This prospectus does not contain all the information set forth in the registration statement. In particular, the statements in this prospectus regarding the contents of contracts, agreements or other documents are not necessarily complete. You can find further information about us in the registration statement and the exhibits and schedules attached to the registration statement. In addition, we file annual, quarterly and current reports, proxy statements and other information with the Commission, which may assist you in understanding our company.

     You may read and copy the registration statement or any reports, statements or other information that we file at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our Commission filings, including the registration statement, are also available to you on the Commission's Web site at http://WWW.SEC.GOV.

     We do not currently send annual reports to our shareholders, due to the expense involved. Until our resources permit, we do not expect to send annual reports unless we are soliciting proxies for an annual meeting of shareholders. You may, however, obtain a copy of our annual or our quarterly report to the Commission by writing to us at our executive offices.

                      INDEX TO FINANCIAL STATEMENTS

 I. Audited Financial Statements for the Years
     Ended June 30, 2004 and 2003                       Pages
                                                       -------
    Report of Independent Auditors                       F-1

    Balance Sheet                                        F-2

    Statements of Operations                             F-4

    Statements of Stockholders' Deficit                  F-5

    Statements of Cash Flows                             F-6

    Notes to Financial Statements                        F-7

           Report of Independent Registered Public Accounting Firm


The Board of Directors and Shareholders
The Kingsley Coach, Inc.


We have audited the accompanying balance sheet of The Kingsley Coach, Inc., as of June 30, 2004, and the related statements of operations, stockholders' deficit, and cash flows for the years ended June 30, 2004 and 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Kingsley Coach, Inc. as of June 30, 2004, and the results of operations and cash flows for the years ended June 30, 2004 and 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in
Note 2 to the financial statements, the Company has accumulated losses since inception, has experienced a decline in revenue and has negative working capital which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                         Mantyla McReynolds
Salt Lake City, Utah
September 24, 2004

                         The Kingsley Coach, Inc.
                              Balance Sheet
                              June 30, 2004




     ASSETS

Current Assets:
 Cash                                      $    45,397
 Accounts receivable (related party)           270,880
 Inventory - Note 11                           503,163
                                            ----------
 Total Current Assets                          819,440

Property & Intangibles, net - Note 8           670,784

Other Assets:
 Prepaid expense - Note 13                     378,776
 Deposits                                        3,650
                                            ----------
 Total Other Assets                            382,426

 TOTAL ASSETS                              $ 1,872,650
                                            ==========





              See accompanying notes to financial statements


                                                                 F2

                           The Kingsley Coach, Inc.
                          Balance Sheet [continued]
                                June 30, 2004

                    LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
 Accounts payable                          $   229,800
 Accrued liabilities                           261,629
 Customer deposits - Note 5                  1,054,374
 Note payable - inventory - Note 15              9,469
 Unearned revenue - Note 14                    269,000
 Current portion long-term debt - Note 10      218,095
                                            ----------
 Total Current Liabilities                   2,042,367

Long-Term Liabilities:
 Notes payable - Note 10                       796,117
 Note payable -shareholder - Note 4            107,331
 Less current portion long-term debt          (218,095)
                                            ----------
 Total Long-Term Liabilities                   685,353
                                            ----------
 Total Liabilities                           2,727,720

Stockholders' Deficit - Notes 6, 7, 13 & 16
 Preferred stock, $.0001 par value;
  authorized 5,000,000 shares; issued and
  outstanding -0- shares                             0
 Common stock, $.00001 par value;
  authorized 100,000,000 shares; issued
  and outstanding 29,461,072                       295
 Common Stock, $.00001 par value class B             0
 Treasury Stock, 200,000 common shares         (14,000)
 Additional paid-in capital                  4,289,764
 Accumulated Deficit                        (5,131,129)
                                            ----------
 Total Stockholders' Deficit                  (855,070)

 TOTAL LIABILITIES AND STOCKHOLDERS'
  DEFICIT                                  $ 1,872,650
                                            ==========





             See accompanying notes to financial statements

                                                                  F3

                          The Kingsley Coach, Inc.
                          Statements of Operations
                 For the years ended June 30, 2004 and 2003




Revenues:                                      2004               2003
                                           -------------      -------------
 Sales                                     $  3,606,392       $  3,768,619

 Cost of Sales                               (2,756,545)        (3,175,665)
                                            -----------        -----------
 Gross Margin                                   849,847            592,954

General and administrative expenses           1,531,607          1,524,502
                                            -----------        -----------
Net Income/(Loss) from Operations              (681,760)          (931,548)

Other Income/(Expense):
 Other income                                     3,947                776
 Interest expense                               (50,725)           (54,954)
                                            -----------        -----------
Total Other Income/(Expense)                    (46,778)           (54,178)
                                            -----------        -----------
Net Income/(Loss) Before Taxes                 (728,538)          (985,726)

Income taxes                                          0                  0
                                            -----------        -----------
Net Income/(Loss)                          $   (728,538)      $   (985,726)
                                            ===========        ===========

Income/(Loss) Per Share basic and diluted  $      (0.04)      $      (0.06)
                                            ===========        ===========

Weighted Average Shares Outstanding          20,176,181         16,853,822
                                            ===========        ===========



         See accompanying notes to financial statements.

                                                                  F4

                          The Kingsley Coach, Inc.
                     Statements of Stockholders' Deficit
                  For the years ended June 30, 2004 and 2003




                                                                Addit'l                     Total
                             Shares         Common    Treasury  Paid-in      Accumulated    Stockholders'
                             Issued         Stock     Stock     Capital      deficit        Deficit
                             ----------------------------------------------------------------------------

Balance, June 30, 2002       16,464,071    $   164    $(14,000) $ 2,762,095  $(3,416,865)   $   (668,606)

Issued shares for cash
 at $.16 per share              220,001          2                   21,998                       22,000

Issued shares for
 services at average
 of $.15 per share              650,000          7                   97,493                       97,500

Issued shares for
 sales com-mission
 at $.11 per share               50,000          1                    5,499                        5,500

Shares cancelled during year     (1,000)         0                        0                            0

Net loss for the
 twelve months ended
 June 30, 2003                                                                  (985,726)       (985,726)
                             ---------------------------------------------------------------------------
Balance, June 30, 2003       17,383,072        174     (14,000)   2,887,085   (4,402,591)     (1,529,332)

Issued shares for
 services at $.10
 per share                    2,603,000         27                  260,273                      260,300

Issued shares to
 settle debt at $.10
 per share                      330,000          3                   32,997                       33,000

Issued shares for
 service contracts
 at $.10 per share            3,000,000         30                  299,970                      300,000

Issued shares for
 cash at $.10 per share         925,000          9                   92,491                       92,500

Issued shares for
 cash at $0.12 per share      1,620,000         16                  186,984                      187,000

Issued shares for
 exercised options
 at $.12 and $.15
 per share                    3,000,000         30                  404,970                       45,000

Issued shares for
 marketing contract
 at $.21 per share              600,000          6                  124,994                      125,000

Net loss for the
 twelve months ended
 June 30, 2004                                                                 (728,538)        (728,538)
                             ---------------------------------------------------------------------------
Balance, June 30, 2004       29,461,072    $   295    $(14,000) $ 4,289,764 $(5,131,129)    $   (855,070)
                             ===========================================================================


               See accompanying notes to financial statements.

                                                                  F5

                        The Kingsley Coach, Inc.
                        Statements of Cash Flows
               For the years ended June 30, 2004 and 2003



                                                      2004          2003
                                                 -------------  ------------

Cash Flows Provided by/(Used for) Operating
 Activities

 Net Income/(Loss)                               $  (728,538)   $  (985,726)

 Adjustments to reconcile net income to net
  cash provided by operating activities:
  Depreciation and amortization                       84,134        163,932
  Provision for doubtful accounts                     32,064         16,190
  Issued stock for services/expenses                 468,865         89,500
  Received treasury stock as contract refund               0              0
  Decrease (increase) in prepaid expenses           (236,483)        63,017
  Decrease (increase) in accounts receivable        (288,380)       (10,388)
  Decrease (increase) in inventory                    25,737         54,646
  Increase (decrease)in accounts payable            (674,798)       755,658
  Increase in other current liabilities             (107,992)       326,582
  Increase (decrease)in customer deposits            497,242       (411,570)
                                                   ---------      ---------
  Net Cash Provided by/(used for) Operating
   Activities                                       (928,149)        61,841

Cash Flows Provided by/(Used for) Investing
 Activities
 Acquisition of property and equipment               (28,748)             0
 Proceeds from sale of demo                                0        118,687
                                                   ---------      ---------
  Net Cash Used for Investing Activities             (28,748)       118,687

Cash Flows Provided by/(Used for) Financing
 Activities
 Issued stock for cash                               684,500         10,000
 Principal increase (decrease) on notes payable      556,274        224,000
 Principal payments/reductions                      (238,480)      (499,259)
                                                   ---------      ---------
  Net Cash Provided by (Used for)Financing
   Activities                                      1,002,294       (265,259)
                                                   ---------      ---------
Net Increase/(Decrease) in Cash                       45,397        (84,731)

Beginning Cash Balance                                     0         84,731
                                                   ---------      ---------
Ending Cash Balance                              $    45,397    $         0
                                                   =========      =========

Supplemental Disclosures
     Interest paid                               $    50,725    $    52,358
     Income taxes paid                                     0              0
     Stock issued for assets                         325,000         12,000


            See accompanying notes to financial statements.

                                                                  F6

                           The Kingsley Coach, Inc.
                       Notes to Financial Statements
                               June 30, 2004


Note 1  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a)  Organization

     The Kingsley Coach, Inc., ("Company"), a Delaware corporation, is a manufacturer of customized luxury recreational and commercial vehicles known as The Kingsley Coach. The Company's manufacturing takes place in Middleburg, Pennsylvania and in Ramsey, Minnesota. Marketing, through trade magazine or via the Internet, is not limited to any specific geographic location.

     The financial statements of the Company have been prepared in accordance with U. S. generally accepted accounting principles. The following summarizes the more significant of such policies:

     (b)  Income Taxes

     The Company applies the provisions of Statement of Financial Accounting Standards No. 109 [the Statement], "Accounting for Income Taxes." The Statement requires an asset and liability approach for financial accounting and reporting for income taxes, and the recognition of deferred tax assets and liabilities for the temporary differences between the financial reporting basis and tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.

     (c)  Net Income or Loss Per Common Share

     Net loss or income per common share is based on the weighted-average number of shares outstanding. In accordance with Financial Accounting Standards No. 128, "Earnings Per Share," basic loss per common share is computed using the weighted average number of common shares outstanding. Diluted earnings per share is computed using weighted average number of common shares plus dilutive common share equivalents outstanding during the period using the treasury stock method. Common stock equivalents were not included in the computation of loss per share for the period presented because their inclusion would be antidilutive.

     (d)  Statement of Cash Flows

     For purposes of the statements of cash flows, the Company considers cash on deposit in banks to be cash. The Company had a cash balance of $45,397 at June 30, 2004.

     (e)  Use of Estimates in Preparation of Financial Statements

     The preparation of financial statements in conformity with U. S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (f)  Property and Equipment

     Property and equipment are stated at cost. Depreciation is provided using the straight-line and the declining balance method over the useful lives of the
related assets.   Expenditures for maintenance and repairs are charged to
expense as incurred.

                                                                  F7

                           The Kingsley Coach, Inc.
                       Notes to Financial Statements
                                June 30, 2004



Note 1  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES [continued]

     (g)  Inventory

     Inventory consists of parts, work-in-process, and finished units. Inventory is valued at the lower of cost or market using the first-in first-out (FIFO) costing method.

     (h)  Revenue recognition/accounts receivable/deferred revenue

     The Company recognizes revenues in accordance with the Securities and Exchange Commission Staff Accounting Bulletin (SAB) number 104, "Revenue Recognition." SAB 104 clarifies application of U. S. generally accepted accounting principles to revenue transactions. The Company recognizes revenue on vehicle sales upon delivery of the product to the customer. Any additional obligations related to the product, such as service agreements, are negotiated under a separate contract; revenue on these items is recognized over the period of service as commitments are satisfied. The Company records an account receivable for revenue earned but net yet collected. An allowance for bad debt has been provided based on estimated losses. For revenue received in advance of services, the Company records a current liability classified as either deferred revenue or customer deposits.

     (i)  Impairment of Long-Lived Assets

     The Company reviews long-lived assets, at least annually, to determine if impairment has occurred and whether the economic benefit of the asset (fair value for assets to be used and fair value less disposal costs for assets to be disposed of) is expected to be less than the carrying value. Triggering events, which signal further analysis, consist of a significant decrease in the asset's market value, a substantial change in the use of an asset, a significant physical change in the asset, a significant change in the legal or business climate that could affect the asset, an accumulation of costs significantly in excess of the amount originally expected to acquire or construct the asset, or a history of losses that imply continued losses associated with assets used to generate revenue. The Company made no adjustment to long-lived assets for impairment through June 30, 2004.

     (j)  Recent Pronouncements

     In June 2002, SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, was issued. SFAS No. 146 requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management's commitment to an exit plan, which is generally before a liability has been incurred. The adoption of SFAS No. 146 did not materially impact the Company's consolidated results of operations, financial position, or cash flow.

     In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure. SFAS No. 148 amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The adoption of SFAS No. 148 did not materially impact the Company's results of operations, financial position, or cash flow.

     SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liability and Equity ("SFAS No. 150") was issued in May 2003. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liability and equity in its statement of financial position. SFAS No. 150 became effective for the Company for new or modified financial instruments beginning June 1, 2003, and for existing instruments beginning June 28, 2003. The adoption of SFAS No. 150 does not have a material impact on the Company's Consolidated Financial Statements.


                                                                  F8

                           The Kingsley Coach, Inc.
                        Notes to Financial Statements
                                June 30, 2004

Note 1  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES [continued]

     In November 2002, the Financial Accounting Standards Board ("FASB") issued Financial Accounting Standards Board Interpretation No. ("FIN") 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, which requires the guarantor to recognize as a liability the fair value of the obligation at the inception of the guarantee. The disclosure requirements in FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. Management believes the Company has no guarantees that are required to be disclosed in the financial statements. The recognition provisions are to be applied on a prospective basis to guarantees issued after December 31, 2002. The adoption of the recognition provisions of FIN 45 did not have a material impact on the Company's financial statements.

     In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin ("ARB")
No. 51. FIN No. 46, as revised in December 2003, addresses consolidation by business enterprises of variable interest entities. FIN No. 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest
after that date.   FIN No. 46 applies in the first year or interim period
ending after December 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The adoption of FIN No. 46 did not have a material impact on the Company's financial statements.


Note 2   LIQUIDITY

     The Company has accumulated losses through June 30, 2004 amounting to $5,131,129, and has a net working capital deficiency of $1,222,927 at June 30, 2004. These factors raise substantial doubt about the Company's ability to continue as a going concern.

     Management believes that it has improved its productivity since June 30, 2002. Further, the Company believes that standard product design and methods and expanded product resources will permit increased productivity in future years. The Company has also expanded its management team and staff in order to improve efficiencies in the various areas of operations.

     The Company has been able to raise money from an institutional investor and has issued a warrant for shares of common stock in order to raise additional money. Further, the Company has begun successfully pricing new Kingsley orders at an increased gross profit margin and has arranged for
outside customer financing.   Management plans may include additional
issuances of shares of common stock for production capital. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Note 3   INCOME TAXES

     No provision has been made in the financial statements for income taxes because the Company has accumulated substantial losses from operations in prior years, against which it intends to offset future earnings.

     The tax effects of temporary differences that give rise to significant portions of the deferred tax asset at June 30, 2004 have no impact on the financial position of the Company. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. Because of the lack of taxable earnings history, the Company has established a valuation allowance for all future deductible temporary differences.


                                                                  F9

                           The Kingsley Coach, Inc.
                       Notes to Financial Statements
                                June 30, 2004

Note 3   INCOME TAXES [continued]


Deferred tax assets                          Balance        Tax        Rate
---------------------------------------------------------------------------
Loss carryforward (expires through 2024)     $4,246,422   $1,443,783    34%

Valuation allowance                                      ($1,443,783)
                                                         -----------
Deferred tax asset                                        $        0
                                                         ===========


     The valuation allowance has increased $247,022 from $1,196,761 in the prior year.


Note 4   RELATED PARTY TRANSACTIONS/STOCKHOLDER  LOANS

     During the year ended June 30, 2002, an officer of the Company obtained a loan on behalf of the Company of $235,000. $50,000 of the loan was used to satisfy a pre-existing related party loan of the Company. The remaining $185,000 was used as operating capital. The loan agreement provides for monthly payments to a bank of $7,000, including interest at 5.25% until paid in full. The balance due on this loan as of June 30, 2004 is $107,331. Another stockholder has advanced $49,000 to the Company in the form of a loan payable on demand and bearing interest at 8%.


Note 5   CUSTOMER DEPOSITS

     When a customer signs a contract to have the Company manufacture a Kingsley Coach ("Coach"), a deposit or down payment is required of the customer. The amount of deposit varies based on the terms of the contract. The Company treats these deposits as unearned revenue until the Coach is delivered to the customer. At June 30, 2004, deposits had been collected on approximately eighteen Coaches in various stages of completion.


Note 6   PREFERRED STOCK

     The Company's Certificate of Incorporation authorizes the issuance of 5,000,000 shares of $.0001 par value preferred stock. The Board of Directors may issue the shares in series and may designate the powers, preferences and rights of such shares by resolution, without the vote of stockholders. No shares are issued and outstanding as of June 30, 2004.


                                                                  F10

                           The Kingsley Coach, Inc.
                       Notes to Financial Statements
                                June 30, 2004


Note 7   ISSUANCE OF STOCK

     In November of 2002, the Company issued 160,000 shares to a consultant for services valued at $0.17 per share, or $27,200. In March of 2003, 150,000 shares of common stock were issued to an individual at a market value of $0.18 per share for services to be performed over a period of six to eight months. 50,000 shares of common stock were issued to another consultant for services rendered in March, 2003, valued at $0.17 per share. In May of 2003, 290,000 shares of common stock were issued to a consultant for services valued at $0.12 per share.

     On January 30, 2003, 50,000 shares of common stock were issued to an individual as a commission on the sale of a Kingsley Coach. The issuance was recorded at the market value of $0.11 per share.

     In April 2003, 220,001 shares of common stock were issued to an investor at $0.10 per share. The Company received cash of $10,000 and recorded subscriptions receivable for the remaining $12,000. This receivable is still uncollected.

     During the year the Company cancelled 1,000 shares of common stock which were returned to the Company as part of a legal settlement with two individuals.

     In October 2003 the Company issued 623,000 shares of its common stock to employees and consultants in consideration of their services on behalf of the Company. The issuance of shares was recorded on the Company's books at the market value of the shares at $0.10 per share.

     In October 2003, the Company issued 30,000 shares of its common stock in partial satisfaction of a pre-existing debt at $0.10 per share.

     In November 2003, the Company issued 300,000 shares of common stock at $0.10 per share and a $98,000 promissory note to two individuals in partial satisfaction of pre-existing debts. The note is convertible into common stock at the option of the noteholder at a conversion rate of $.25 per share.

     In December 2003 the Company issued 1,000,000 shares of common stock to an individual at $0.10 per share in consideration of his undertaking to provide certain consulting services for the Company.

     From January through March 2004 the Company sold 1,620,000 shares of common stock to three individuals for an aggregated purchase price of $187,000.

     In March 2004 the Company issued a total of 1,980,000 shares of common stock to twenty of its employees in consideration of their services to the Company. The market value of the shares on the date of issuance ($0.10 per share) was recorded as compensation expense.

     The Company issued 3,000,000 shares of common stock to investors for cash in accordance with a stock purchase agreement. 1,500,000 shares were issued at $0.12 and the remaining 1,500,000 shares were issued at $0.15 per share.

     Pursuant to a private offering subscription agreement, the Company issued 925,000 shares of common stock to an individual for cash. The shares were valued at $0.10 per share for a total of $92,500.

     On June 18, 2004, the Company entered a consulting agreement with an individual to provide strategic planning, marketing and computer services. The contract terminates on June 18, 2006. Under the terms of the contract, the Company has issued 2,000,000 shares of common stock. The stock was valued at $0.10 per share. Inasmuch as the contract covers a two year period, the Company has capitalized $200,000, to be amortized over the contract period.

                                                                  F11

                           The Kingsley Coach, Inc.
                       Notes to Financial Statements
                                June 30, 2004


Note 7   ISSUANCE OF STOCK [continued]

     The Company entered an agreement with a consulting group for the purpose of shareholder communications and management. The Company agreed to pay $25,000 in cash plus 600,000 shares of common stock valued at $0.21 per share. The contract continues until May of 2005.


Note 8   PROPERTY AND INTANGIBLES

         The major classes of assets as of the balance sheet date are as follows:

                                      Accumulated       Net
Asset Class            Cost           Depr/Amort        Book      Method/Life
-----------------------------------------------------------------------------
Furniture            $    2,473          ($1,861)      $   612      MACRS/7
Electronic Equipment      8,818           (8,046)          772      MACRS/5
Tools                   111,028          (94,920)       16,108      MACRS/5
Leasehold Improvements    2,357             (290)        2,067      SL/39
Demonstrator Units      284,434          (82,959)      201,475      SL/12
Intangible property     647,140         (197,390)      449,750      Per unit
                      ----------------------------------------       prod
Total                $1,056,250        ($385,466)     $670,784
                      ========================================

     Depreciation and amortization expense was $84,134 and $163,932 for the years ended June 30, 2004 and 2003, respectively.

Note 9   PLANT LEASE

     Until July 2002 the Company leased its production facility in Middleburg, Pennsylvania, in a plant that is shared by a subcontractor who participated in the production of Kingsley Coaches. In July 2002 the Company vacated this facility and acquired a new facility, also in Middleburg, which is independent of the subcontractor. The lease for that facility (approximately 20,000 square feet) has a term of 3 years, and has a base monthly rent of $3,800 per month.

     Beginning in October 2002, the Company leased a 26,000 square foot
production facility in Ramsey, Minnesota.   The Ramsey facility is used
for engineering and design, as well as for a portion of our fabrication activities. The monthly rental is $4,500 for a three year term through 2005; either party may cancel the lease on 30 days prior notice. Rent expense for the years ended June 30, 2004 and 2003 was $107,778 and 99,950, respectively.

Note 10  NOTES PAYABLE

     A relative of a director of the Company has purchased several Kingsley Coaches. In 1998, he sold two back to the Company in exchange for a note.
In December 2002, one of the Kingsleys was sold and the note payable was reduced. The remaining portion of the note, dated May 1, 1998, bears interest at 9% and has a monthly payment of $3,237. The balance due as of June 30, 2004, is $138,481. The remaining Kingsley Coach is still owned by the Company as of June 30, 2004, is being used as a demonstrator model, and is available for sale.

     The Company has a note payable to a finance company related to the purchase of inventory. The terms require monthly payments of $2,164, for 60 months, through June 2005. The effective interest rate on this note is approximately 14.5%. The total due as of June 30, 2004, is $25,909.


                                                                  F12

                           The Kingsley Coach, Inc.
                        Notes to Financial Statements
                                June 30, 2004


Note 10  NOTES PAYABLE [continued]

     In December of 2002, the Company negotiated a loan from a current supplier of fabricated Kingsley bodies in the amount of $200,000. The Company is repaying the loan at the rate of $5,000 per body acquired from the supplier until the balance is paid in full. During the fiscal year ended June 30, 2004, the note payable was increase through an agreement to refinance additional trade payable amounts into the note. The total note payable balance at June
30, 2004 is $553,774.

     The Company has recorded a note payable to a former director. As of June 30, 2004 the note has a balance of $77,953, bears no interest and is payable at a rate of $1,000 per month.

     Scheduled maturities on these notes plus the related party notes described in Note 4 are as follows:

                            Year Ending June 30:              Amount
                            --------------------            ----------
                                   2005                     $  218,095
                                   2006                        107,639
                                   2007                        104,046
                                   2008                        110,118
                                   2009 and thereafter         363,550
                                                             ---------
                                                            $  903,448
                                                             =========
Note 11  INVENTORY

     As of June 30, 2004, inventory consists of parts, work-in-process, and finished units. Most parts are purchased and charged to specific jobs. However, other items are purchased in bulk and can be used on all Kingsleys. Ss of June 30, 2004, cost of parts approximates market value and no adjustment has been recorded. Work-in-process inventory consists of several Kingsleys at various stages of production. There are currently no finished units except for one demonstrator Kingsley which is now being depreciated on a straight line basis over twelve years and is available for sale. The net book value of the demonstrator is included with property. Depreciation for the fiscal year ended June 30, 2004 was $23,703. Total inventory as of June 30, 2004 is as follows:


                  Parts inventory          $ 228,625
                  Work-in-process            274,538
                  Finished units                   0
                                            --------
                                           $ 503,163
                                            ========

Note 12  LEGAL CONTINGENCIES

     The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management and legal counsel, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position.

                                                                  F13

                           The Kingsley Coach, Inc.
                        Notes to Financial Statements
                                June 30, 2004


Note 13  PREPAID EXPENSES/RELATED PARTY RECEIVABLE/TREASURY STOCK

     In May of 1999, the Company entered into a management services agreement with DRK, which is owned by two of the directors of the Company. The agreement was modified in February 2003. Pursuant to this at-will agreement, DRK provides to the Company the services of a group of individuals who have been directly involved in the research, development, design, engineering, sales and manufacture of Kingsley Coaches since inception.

     The Company issued 1,000,000 shares of restricted common stock for partial payment of this agreement. The value of the issued shares was calculated at a discounted price of approximately $0.38 per share or $378,102. The management agreement initially allowed for the1,000,000 common shares to revert back to the treasury of the Company if performance goals were not met over the five year period beginning July 1, 2000. In 2001 the Company waived DRK's obligation to surrender 100,000 shares in exchange for waiver of a $168,123 debt from the Company to DRK. At the end of fiscal 2002, 200,000 shares were surrendered by DRK to the Company. The surrendered shares have been recorded as treasury stock valued at $14,000 or $0.07 per share. In February 2003 the Company waived the performance goals in exchange for DRK's agreement to modify the payment terms.

     Prepaid expenses as of June 30, 2004, consist of management fees valued at $53,776. To allocate the cost of the management service over the contract period, the Company amortizes the expense on a straight line basis at approximately $5,251 per month. The Company amortized $63,017 in each of the years ending June 30, 2004 and 2003.

     As discussed in Note 7 the Company entered two consulting agreements which provide for services to be performed over the next two years. One contract is has a value of $200,000 which shall be amortized straight line at $8,333 per month over the next 24 months. The other contract has a value of $125,000 to be amortized over the next eleven months at $11,364 per month.


Note 14  PURCHASE AGREEMENT

      On December 28, 1999, the Company signed a purchase agreement with a trucking company which paid to the Company a deposit of $300,000 ($6,000 for 50 units). The Company agreed to reserve order slots for production of Kingsley Coaches over an original eighteen (18) month period. That period has been extended due to slower than anticipated scheduling. The agreement is renewable by mutual consent. The current deposit balance is $269,000.


Note 15  LINE OF CREDIT

     The Company entered into an Agreement for Wholesale Financing on November 1, 1999, with a financial services corporation. The original terms allowed the Company up to $500,000 of credit, to purchase inventory from approved vendors and "for other purposes." Advances were secured by the inventory and/ or components financed. Further, the President of the Company signed a
personal guaranty to the Agreement.   The line of credit was cancelled in 2002.
The balance due on the Agreement as of June 30, 2004 is $9,469 with interest at 13.5%. The balance is payable upon the sale of each unit financed under the agreement.

                                                                  F14

                           The Kingsley Coach, Inc.
                        Notes to Financial Statements
                                June 30, 2004


Note 16  STOCK OPTIONS

     The Company has adopted only the disclosure provisions of FASB 123 (Accounting for Stock Based Compensation) and applies APB Opinion 25 (Accounting for Stock Issued to Employees) to stock options.

     In October of 2000, the Board of Directors issued to each of its members a five year option to purchase 75,000 shares of the Company's common stock, for a total of 300,000 shares. The options are exercisable at an average price of $.95 per share. The weighted average remaining life is approximately 15 months. All options are currently exercisable. The market price on the date of grant was $0.56.

     Compensation cost for stock options is measured as the excess, if any, of the estimated fair market value of the Company's stock at the date of grant over the amount the recipient must pay to acquire the stock. Unearned compensation, which is recorded as a separate component of stockholders' equity, as a result of compensatory stock options is generally amortized to expense over the vesting periods of the underlying stock options. Unearned compensation represents the intrinsic value of stock options granted but not yet vested. The Company has no unearned compensation as of June 30, 2004.

Note 17  SUBSEQUENT EVENTS

     On August 20, 2004, the Company issued 1,000,000 shares of Common Stock, Class B shares in exchange for 1,000,000 shares of Common Stock owned by DRK, Inc., a related party. The Class B Common Stock is restricted from transfer without specific approval of the Board of Directors of the Company. The preferences, limitations and rights of a holder of a share of Class B Common Stock will be identical to the preferences, limitations and rights of a holder of a share of Common Stock, except that the number of votes which may be cast will equal 20 times the number of shares of Common Stock into which that holder's Class B Common Stock could be converted on the record date for the meeting or shareholder action. The holder of each share of Class B Common Stock shall have the right to convert that share of Class B Common Stock into one fully-paid and non-assessable share of Common Stock. The holder of a share of Class B common Stock may exercise his conversion right by giving a written notice.

     On July 19, 2004 the Company sold to an investment fund (a) a promissory note in the principal amount of $600,000 bearing interest at 8% per annum and
(b) a five year warrant to purchase 1,200,000 shares of common stock at $.20 per share. The note is convertible into common stock at $.15 per share. The purchase price for the securities was $600,000.






                                                                  F15

                Part II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

     Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section 145 further provides that indemnification shall be provided if the party in question is successful on the merits.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of Kingsley Coach pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by Kingsley Coach of expenses incurred or paid by a Director, officer or controlling person of Kingsley Coach in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, Kingsley Coach will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     Our certificate of incorporation also provides that our directors will not be personally liable to us for monetary damages for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

Item 25.  Other Expenses of Issuance and Distributions

     The following are the expenses that Kingsley Coach expects to incur in connection with the registration and distribution of the shares being registered. All of these expenses (other than the filing fee) are estimated, and will not be certain until after the registration statement is declared effective. Kingsley Coach will pay all of these expenses; the selling shareholders will pay none of them.

               Filing Fee.................. $     201
               Accounting fees.............     2,000
               Transfer Agent .............     1,000
               Legal fees..................     5,000
               Printing expenses...........       500
                                               ------
                TOTAL...............        $   8,701
                                               ======

Item 26.  Recent Sales of Unregistered Securities.

      In October 2001 Kingsley Coach issued 5,000,000 shares of common stock to Matco, Inc. The securities were issued in consideration for certain intellectual property transferred to Kingsley Coach by Matco. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an entity whose executives had access to detailed information about Kingsley Coach and which was acquiring the shares for its own account. There were no underwriters.

      In November 2001 Kingsley Coach issued 150,000 shares of common stock to James Whitehead. The securities were issued in consideration for services to be valued at the market price on the date the shares were issued. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Kingsley Coach and was acquiring the shares for his own account. There were no underwriters.

      In January 2003 Kingsley Coach issued 50,000 shares of common stock to Mark S. Hawley. The securities were issued in consideration for services to be valued at the market price on the date the shares were issued. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Kingsley Coach and was acquiring the shares for his own account. There were no underwriters.

      In March 2003 Kingsley Coach issued 50,000 shares of common stock to Charles Randy Lamberto. The securities were issued in consideration for services to be valued at the market price on the date the shares were issued. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Kingsley Coach and was acquiring the shares for his own account. There were no underwriters.

      In October 2003 Kingsley Coach issued a total of 653,000 shares of common stock to ten employees, four members of the Board of Directors and two consultants. The securities were issued in consideration for services to be valued at the market price on the date on which ownership of the shares vests. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to individuals who had access to detailed information about Kingsley Coach and were acquiring the shares for their own accounts. There were no underwriters.

      In November 2003 Kingsley Coach issued a total of 300,000 shares of common stock Garron Y. Frantzen and Robert C. Groves. The securities were issued in satisfaction of debts in the aggregate amount of approximately $206,000. The sales were exempt pursuant to Section 4(2) of the Act since the sales were not made in a public offering and were made to individuals who had access to detailed information about Kingsley Coach and who were acquiring the shares for their own accounts. There were no underwriters.

      In December 2003 Kingsley Coach issued 1,000,000 shares of common stock to John Merkent. The securities were issued in consideration for services to be valued at the market price on the date the shares were issued. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Kingsley Coach and was acquiring the shares for his own account. There were no underwriters.

      In December 2003 Kingsley Coach issued options to purchase 2,000,000 shares of common stock to Christopher J. Benz. The securities were issued in consideration for services to be valued at the market price on the date the options were issued. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Kingsley Coach and was acquiring the shares for his own account. There were no underwriters.

      In December 2003 Kingsley Coach issued options to purchase 3,000,000 shares of common stock to Venture Capital Partners LLC. The securities were issued in consideration for services to be valued at the market price on the date the options were issued. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an entity whose management had access to detailed information about Kingsley Coach and was acquiring the shares for its own account. There were no underwriters.

      From January through March 2004 Kingsley Coach sold a total of
1,000,000 shares of common stock to John Thompson for $100,000 cash. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Kingsley Coach and was acquiring the shares for his own account. There were no underwriters.

      In March 2003 Kingsley Coach sold a total of 120,000 shares of common stock to James and Jamie Williams for $12,000 cash. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to individuals who had access to detailed information about Kingsley Coach and were acquiring the shares for their own accounts. There were no underwriters.

      In March 2004 Kingsley Coach sold a total of 500,000 shares of common stock to Randy Holdridge for $75,000 cash. The sale was exempt pursuant to
Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Kingsley Coach and was acquiring the shares for his own account. There were no underwriters.

      From February through March 2004 Kingsley Coach sold a total of 1,500,000 shares of common stock to Christopher Benz for $150,000 cash. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Kingsley Coach and was acquiring the shares for his own account. There were no underwriters.

      In March 2004 Kingsley Coach issued a total of 1,980,000 shares of common stock to twenty of its employees in consideration of services rendered by them. The shares were valued at the market price on the date the shares were issued. The issuance was exempt pursuant to Section 4(2) of the Act since the issuance was not made in a public offering and was made to individuals who had access to detailed information about Kingsley Coach and were acquiring the shares for their own accounts. There were no underwriters.

      In April 2004 Kingsley Coach sold 500,000 shares of common stock to John Thompson for $50,000 cash. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Kingsley Coach and was acquiring the shares for his own account. There were no underwriters.

      In April 2004 Kingsley Coach sold 3,000,000 shares of common stock to Venture Capital Partners, LLC for $405,000 cash. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an entity whose principals had access to detailed information about Kingsley Coach and which was acquiring the shares for its own account. There were no underwriters.

      In May 2004 Kingsley Coach issued a total of 600,000 shares of common stock to Business Consulting Group Unlimited in consideration of services to be rendered by it pursuant to a consulting contract. The shares were valued at $.21 per share, the market price on the date the shares were issued. The issuance was exempt pursuant to Section 4(2) of the Act since the issuance was not made in a public offering and was made to an entity whose principals had access to detailed information about Kingsley Coach and which was acquiring the shares for its own account. There were no underwriters.

      In June 2004 Kingsley Coach issued a total of 2,000,000 shares of common stock to Christine Little in consideration of services to be rendered by her pursuant to a consulting contract. The shares were valued at $.10 per share, the market price on the date the shares were issued. The issuance was exempt pursuant to Section 4(2) of the Act since the issuance was not made in a public offering and was made to an individual who had access to detailed information about Kingsley Coach and was acquiring the shares for her own account. There were no underwriters.

      In July 2004 Kingsley Coach issued an 8% Convertible Note due July 21, 2006 in the principal amount of $600,000 and a five year Warrant to purchase
shares of common stock to Longview Fund LP in consideration of $600,000.   The
issuance was exempt pursuant to Section 4(2) of the Act since the issuance was not made in a public offering and was made to an entity whose principals had access to detailed information about Kingsley Coach and which was acquiring the shares for its own account. There were no underwriters.

      In July 2004 Kingsley Coach issued an 8% Convertible Note due July 21, 2006 in the principal amount of $10,000 and a five year Warrant to purchase shares of common stock to Barbara Mittman in consideration of $10,000 in services rendered to Longview Fund LP in connection with its acquisition of securities from Kingsley Coach. The issuance was exempt pursuant to Section 4(2) of the Act since the issuance was not made in a public offering and was made to an individual who had access to detailed information about Kingsley Coach and was acquiring the shares for her own account. There were no underwriters.

Item 27.  Exhibits and Financial Statement Schedules

Exhibits

3-a Certificate of Incorporation, as amended through 2003 - filed as an exhibit to Kingsley Coach's Registration Statement on Form SB-2 (333-65654) and incorporated herein by reference.

3-a(1) Certificate of Amendment of Certificate of Incorporation dated August 19, 2004.

3-b By-laws - filed as an exhibit to Kingsley Coach's Registration Statement on Form SB-2 (333-65654) and incorporated herein by reference.

5       Opinion of Robert Brantl, Esq.

10-a Management Services Agreement dated May 7, 1999 with DRK, Inc. - filed as an exhibit to Kingsley Coach's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1999 and incorporated herein by reference.

10-a(1) Modification of Management Services Agreement dated February 20,
        2003 - filed as an exhibit to Kingsley Coach's Annual Report on Form 10-KSB for the year ended June 30, 2003 and incorporated herein by reference.

10-b Technology Transfer Agreement dated October 26, 2001 between Matco, Incorporated and Kingsley Coach - filed as an exhibit to the Current Report on Form 8-K dated October 26, 2001 and incorporated herein by reference.

10-c 2003 Equity Incentive Plan - filed as an exhibit to Kingsley Coach's Registration Statement on Form S-8 (333-110213) and incorporated herein by reference.

10-d 2003 Key Personnel Stock Grant Program - filed as an exhibit to Kingsley Coach's Registration Statement on Form SB-2 (333-110725) and incorporated herein by reference.

10-e Convertible Note dated July 21, 2004 issued by The Kingsley Coach, Inc. to Longview Fund LP - filed as an exhibit to the Current Report on Form 8-K dated July 21, 2004 and incorporated herein by reference.

10-f Common Stock Purchase Warrant dated July 21, 2004 issued by The Kingsley Coach, Inc. to Longview Fund LP - filed as an exhibit to the Current Report on Form 8-K dated July 21, 2004 and incorporated herein by reference.

21      Subsidiaries - none

23-a.   Consent of Mantyla McReynolds

23-b    Consent of Robert Brantl, Esq. is contained in his opinion.


Item 28.  Undertakings

      See Item 24 for the undertaking regarding the indemnification of officers, directors and controlling persons.

      The Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, post-effective amendments to this registration statement to:

              (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

              (iii) Include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                SIGNATURES

          In accordance with the requirements of the Securities Act of 1933, The Kingsley Coach, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Zimmerman and the State of Minnesota on the 19th day of October, 2004.

                             THE KINGSLEY COACH, INC.


                             By:/s/Ralph Dickenson
                             --------------------------
                             Ralph Dickenson, Chairman

          In accordance with to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities stated on October 19, 2004.

/s/Ralph Dickenson
------------------------------
Ralph Dickenson, Director,
Chief Executive Officer,
Chief Financial Officer,
Chief Accounting Officer

/s/George O.R. Carlson
------------------------------
George O.R. Carlson, Director

/s/Catherine Rimes
------------------------------
Catherine Rimes, Director

------------------------------
Verdo Lancaster, Director

------------------------------
James Whitehead, Director

                              INDEX TO EXHIBITS

3-a Certificate of Incorporation, as amended through 2003 - filed as an exhibit to Kingsley Coach's Registration Statement on Form SB-2 (333-65654) and incorporated herein by reference.

3-a(1) Certificate of Amendment of Certificate of Incorporation dated August 19, 2004.

3-b By-laws - filed as an exhibit to Kingsley Coach's Registration Statement on Form SB-2 (333-65654) and incorporated herein by reference.

5         Opinion of Robert Brantl, Esq.

10-a Management Services Agreement dated May 7, 1999 with DRK, Inc. - filed as an exhibit to Kingsley Coach's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1999 and incorporated herein by reference.

10-a(1) Modification of Management Services Agreement dated February 20, 2003 - filed as an exhibit to Kingsley Coach's Annual Report on Form 10-KSB for the year ended June 30, 2003 and incorporated herein by reference.

10-b Technology Transfer Agreement dated October 26, 2001 between Matco, Incorporated and Kingsley Coach - filed as an exhibit to the Current Report on Form 8-K dated October 26, 2001 and incorporated herein by reference.

10-c 2003 Equity Incentive Plan - filed as an exhibit to Kingsley Coach's Registration Statement on Form S-8 (333-110213) and incorporated herein by reference.

10-d 2003 Key Personnel Stock Grant Program - filed as an exhibit to Kingsley Coach's Registration Statement on Form SB-2 (333-110725) and incorporated herein by reference.

10-e Convertible Note dated July 21, 2004 issued by The Kingsley Coach, Inc. to Longview Fund LP - filed as an exhibit to the Current Report on Form 8-K dated July 21, 2004 and incorporated herein by reference.

10-f Common Stock Purchase Warrant dated July 21, 2004 issued by The Kingsley Coach, Inc. to Longview Fund LP - filed as an exhibit to the Current Report on Form 8-K dated July 21, 2004 and incorporated herein by reference.

21        Subsidiaries - none

23-a.     Consent of Mantyla McReynolds

23-b      Consent of Robert Brantl, Esq. is contained in his opinion.